Exhibit 12

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

August 23, 2021

Board of Directors

StartEngine Crowdfunding, Inc.

3900 W Alameda Ave., Suite 1200
Burbank, CA 91505

To the Board of Directors:

We are acting as counsel to StartEngine Crowdfunding , Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 4,888,888 shares of the Company’s Common Stock, including up to 2,888,889 shares of the Company’s Common Stock by the Company (the “Company Shares”) and up to 1,999,999 shares of the Company’s Common Stock by certain selling shareholders (the “Selling Shareholders”) of the Company of which 68,516 are shares of Company’s Common Stock (the “Selling Shareholder Common Shares”) and 1,931,483 shares of Company’s Common Stock are issuable upon either of the exercise of vested options or the conversion of shares of the conversions of the Company’s Series Seed Preferred Stock, the Company’s Series A Preferred Stock, or the Company’s Series T Preferred Stock (the “Selling Shareholder Option/Preferred Shares”).

In connection with the opinion contained herein, we have examined the offering statement, the sixth amended and restated certificate of incorporation, the bylaws (as amended), the minutes of meetings of the Company’s board of directors, the stock records of the Company that it has provided to us, the agreements under which the Selling Shareholders acquired or can acquire the Selling Shareholder Common Shares or Selling Shareholder Option/Preferred Shares, as applicable, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents, we have assumed that each party to any such document has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the (i) Company Shares and Selling Shareholder Option/Preferred Shares being sold pursuant to the offering statement are duly authorized and will be, when issued or transferred in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable and the (ii) Selling Shareholder Common Shares are duly authorized and are legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the filing of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

JO/SH